Exhibit 10.3


                                 Lucius C. Geer
                          11211 Katy Freeway, Suite 295
                              Houston, Texas 77079
                               713.249.1296 (Cell)
                            832.358.8446 (Facsimile)



                                 August 1, 2003


Mr. Howard Crosby, President
Cadence Resource Corporation
P. O. Box 2056 Walla Walla, WA 99362

         Re:      Geological & Operations Office

Dear Mr. Crosby:

     Reference is made to our existing Letter Agreement dated February 1, 2002, relating to the creation and funding of a Geological & Operations Office (G&O) to be staffed by Lucius C. Geer (LCG) and paid for by Cadence Resource Corporation (CRC). The parties thereto have agreed to amend and modify that agreement in certain particulars effective as of August 1, 2003.

     Effective as of that date (August 1, 2003) the Sections of that certain February 1, 2002 Letter Agreement designated A thru H shall read as follows:

     A. Phases: That period of time commencing on the effective date hereof and continuing through July 31, 2004, is designated as Phase One. The next twelve month period between August 1, 2004 and July 31, 2005, is designated as Phase Two. Phase Three shall be the period from August 1, 2005 through July 31, 2006. CRC shall have the election to terminate this agreement at the end of Phase One or extend same into Phase Two by giving LCG written notice of such extension on or before July 31, 2004. The extension of this agreement further into Phase Three requires the mutual agreement of CRC and LCG, such agreement to be in writing and delivered by both parties to both parties on or before June 15, 2005. In the absence of the written election by CRC concerning Phase Two or the mutual agreement involving Phase Three, this contract will terminate at the end of the appropriate Phase.


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     B.   Geological  and  Operations  Services:  LCG  agrees  to  evaluate  the geological feasability and the land availability of areas in United States and Canada, referred to herein as the "Contract Area", in order to locate and define surface areas covering discrete traps deemed by LCG to be prospectively productive of oil and/or gas in commercial quantities and which may be available for acquisition, each of such
          surface  areas  being  referred  to  herein  as  a  "Prospect".   Such
          evaluation shall be done in a professional manner using the skill and expertise of LCG in the interpretation of gravity surveys, subsurface geology, reflection seismology and other germane tools. In providing such services, LCG agrees to devote seventy five percent (75%) of his working time (not to exceed 30 hours per week) for 50 weeks during each Phase to the origination, locating, developing, refining and, if needed, marketing such Prospects as directed by CRC.

          When a Prospect is located, LCG will provide CRC with his geological and land brochures of the Prospect in the form of plats or maps indicating the subsurface interpretation, type-written reports describing such interpretation and a Tobin Survey or other land map on which the surface area of the Prospect is outlined. LCG will further furnish CRC with monthly reports giving synopses of the general areas investigated, the result of such investigations and what is projected to be covered in the future during the remainder of the applicable Phase. Further decisions on each Prospect will handled in accordance with Section SE below.

          LCG will use his best efforts to generate three (3) viable, marketable exploration projects per Phase.

     C. Compensation: The direct compensation paid to LCG shall be calculated at the rate of $7,500.00 US per calendar month paid on the first of each month, commencing August 1, 2003. In addition, LCG will be entitled to reimbursement of all travel and transportation expenses incurred by LCG at the specific request of CRC, such reimbursement to be mailed to LCG at the address shown above not later than ten (10) days following receipt of LCG's invoice and support therefore.

          If LCG performs services for any third party during the time not dedicated to CRC (which services will not be actively solicited) such services shall be carried out in such a manner so as not to interfere or conflict with LCG's obligations to CRC under the terms of this agreement. If LCG develops additional Prospects (over and above the three referred to above) or develops Prospects during the non-dedicated time (the other 25% of his time), LCG shall be free to market same to any party under any terms that can be negotiated between LCG and any other non-CRC party. LCG does, however, hereby grant to CRC the right of first refusal to participate in such Prospect under the same terms and to the same extent as may be

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          acceptable to said non-CRC  party.  LCG shall notify CRC of said terms and CRC shall have five (5) business days (Saturdays, Sundays and legal holidays excluded) to respond in writing to such notification as to CRC's desires. Failure to timely respond (time being of the essence in this instrument) shall be deemed a rejection of such right.

     D. Extension, Termination and Notification: Should CRC elect to extend this agreement into Phase Two or from Phase Two into Phase Three, it shall notify LCG of its election in writing, hand delivered or mailed, United States Mail, postage prepaid, to the address shown above as provided herein. Should LCG elect to extend this agreement from Phase Two to Phase Three, he shall likewise notify CRC in writing sent United States Mail, postage prepaid, to CRC's address shown above. Each party may change its address for notification purposes by giving the other party notice of such change in the same manner.

          Termination of this agreement, whenever it occurs, shall not serve to relieve CRC or LCG of any obligation which occurred or accrued prior to the date of termination.

     E. Method of Operation: After LCG has delivered to CRC the maps or plats, the geological information and the reports on a Prospect as described in Section B above, LCG, using CRC's funds, will acquire commercial form oil, gas and mineral leases on the lands (or such of them as may be obtainable within parameters established by LCG) included in the Prospect. As appropriate, LCG will also negotiate and acquire, if available and acceptable, farmout agreements from other lessees of oil and gas leases covering lands in the Prospect. LCG will then prepare the brochures on the Prospect and transmit them to CRC seeking its ownership desires in said Prospect.

          All the above will be conducted in a workmanlike and completely professional manner accruing the smallest possible liability risk to CRC.

     F. Assignment of Override: On each oil, gas and mineral lease acquired by CRC under ths agreement, CRC will assign to LCG, by recordable instrument, an overriding royalty interest equal in value to Two Percent (2%) of the sales price received for all oil, gas and minerals produced, saved and sold under each such lease from the lands covered thereby, said assignment to be made prior to the drilling of any test well on the Prospect. In the event any lease covers less than the full fee mineral estate in the lands or in the event CRC acquires less than the entire undivided interest in such lease, then the overriding royalty interest shall be reduced proportionately. All such assignments shall contain provisions allowing the assignor therein to pool and combine such overriding royalty interest in the same manner and to the same extent as is provided in the affected leases for the



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          lessor's  interest  and shall  further  provide  that such  overriding royalty interest shall apply to any extensions, renewals or in-lieu leases acquired thereon within one (1) year from the expiration or termination of the prior lease. The assignor of the overriding royalty shall not be under any obligation to maintain any lease in force and effect and shall have the right to surrender, or release any lease in its sole discretion.

     G. Notices All notices, reports, maps, plats and information of a geological, geophysical, land or technical nature to be furnished CRC hereunder will be directed to the attention of Howard Crosby, President, at the address given above.

          All payments and fundings due to LCG by CRC hereunder shall be payable at the offices of LCG in Houston, Harris County, Texas, not later than ten (10) days following receipt by CRC of an invoice therefore.

     H. Relationship of the Parties: Except as provided herein, each of the parties hereto shall be separately responsible for all costs, obligations or liabilities arising out of related to the carrying out of its respected services and duties under this agreement and nothing herein contained shall be construed as creating any partnership between the parties.

          It is understood that the services to be performed hereunder by LCG are to be performed by him personally and he may not transfer to others his obligation to perform such services without the consent in advance of CRC. If the above correctly sets out our understanding, please indicate by signing and returning one (1) copy of this agreement to the address given above within ten (10) days from the date hereof. This agreement is effective August 1, 2003, whether executed before or after such date.

                                         Yours very truly,

                                         /s/ Lucius C. Geer
                                         --------------------------------
                                         Lucius C. Geer


ACCEPTED AND AGREED TO THIS
    DAY OF AUGUST, 2003

CADENCE RESOURCE CORPORATION

By  /s/ John Ryan
    --------------------------------
    John Ryan, Vice President








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